EXHIBIT 99.1

eLINEAR ANNOUNCES FISCAL Q2 2004 RESULTS AND RECORD REVENUE OF $5.3 MILLION - A 54% INCREASE FROM Q2 2003 AND PROJECTS $20 MILLION IN REVENUE FOR FISCAL 2004

HOUSTON, TEXAS August 20, 2004 - eLinear, Inc. (AMEX: ELU) announced today its financial results for the second fiscal quarter of 2004. Compared to the second fiscal quarter of 2003, eLinear grew sales 54%, from $3,464,114 to $5,331,009.

Kevan Casey, CEO of eLinear, stated, "This quarter is another outstanding quarter for eLinear. We are very pleased with our top line revenue growth and are now projecting fiscal 2004 revenue to be in excess of $20 million, which is a substantial increase from the fiscal 2003 revenues of $13,600,000."

Michael Lewis, President of eLinear, added, "This will be seen as a launching point for eLinear. The company has invested in proven professional management, processes and tools to better execute our growth goals and to take advantage of current opportunities in the marketplace."

Revenue for the second quarter ended June 30, 2004, grew 54% to $5,331,009 compared to $3,464,114 for the comparable 2003 period. Gross profit increased by 35% from $589,732 to $798,097 and eLinear reported a net loss of $2,239,610 compared to a net loss of $243,959 for the 2003 period. Revenue for the six months ended June 30, 2004, increased by 44% to $9,506,087 compared to $6,615,256 for the comparable 2003 period. During the six months ended June 30, 2004, eLinear achieved a gross profit of $1,258,413 compared to $1,177,471 over the comparable 2003 period, which was an improvement of 7%. eLinear reported a net loss of $3,720,240 for the six months ended June 30, 2004. This compares to a net loss of $159,404 for the comparable 2003 period. eLinear partly attributes its losses to increased expenses due to the financings completed in fiscal 2004, increased legal fees due to pending litigation, merger and acquisition related expenses and the opening of its Dallas office and remote offices in Austin and Oklahoma City.

Significant Second Fiscal Quarter Achievements:

     -    Established presences in Dallas, Austin and Oklahoma City
     -    54% revenue growth from the same period last year
     - 28% sequential quarterly growth in revenues from the first quarter of fiscal 2004
     - Through enhanced sales, demonstrated significantly strengthened core competencies around Internet Telephony and Security Solutions.


ABOUT ELINEAR, INC.

eLinear, Inc. is an integrated technology solutions provider of security, IP Telephony and network and storage solutions infrastructure. Typically, the company's customers are Fortune 2000 and small to medium sized business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. A majority of the company's customers are located in Houston, Texas.

SAFE  HARBOR  STATEMENT

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB/A for the year ended December 31, 2003 and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004. eLinear undertakes no obligation to update any forward-looking statement


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that  may be made from time to time by or on behalf of the company, whether as a result  of  new  information,  future  events  or  otherwise.

FOR  MORE  INFORMATION  CONTACT:

     BRIAN STANTON, INVESTOR RELATIONS

     PHONE: (713) 896-0500

     E-MAIL: INVESTORREQUEST@ELINEAR.COM


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